Exhibit 10.7
AMENDMENT TO EMPLOYMENT AGREEMENT
     This Amendment to Employment Agreement dated as of June 24, 2008 (this “Amendment”) is entered into by and between The Greenbrier Companies, Inc. (“Company”) and Mark J. Rittenbaum (“Employee”) and amends that certain Employment Agreement between such parties dated as of April 7, 2006 (the “Employment Agreement”). The purpose of this Amendment is to ensure that the requirements of Internal Revenue Code §409A are satisfied, to the extent the Agreement is subject to such Code requirements, and to conform the definition of Change of Control to that used in the Company’s plans and agreements generally. To accomplish these purposes, and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:
     1. Definition of Change of Control. Section 8.2(a)(i) of the Agreement is amended by replacing “50 percent” with “30 percent” in that paragraph.
     2. Change of Control Period. Section 8.1 of the Agreement is amended by modifying the first sentence of that paragraph to read as follows:
“If, during the twenty-four month period following a Change of Control, the Company terminates Employee’s employment other than for Cause, or Employee terminates his employment either without any reason during the Window Period or for Good Reason, then the Company shall pay or provide the benefits set forth in subsections (a) — (c) below.”
     3. Six-Month Payment Delay. A new Section 10 is added to the Agreement, to read as follows:
     “10. SIX-MONTH PAYMENT DELAY
Notwithstanding any other provision of this Agreement to the contrary, in the event that Employee is determined to be a “specified employee” within the meaning of Treas. Reg. §1.409A-1(i), then no severance payments shall be made to the Employee pursuant to Section 7 or 8 of this Agreement before the date that is six months after the date of the Employee’s separation from service, as that term is defined in Treas. Reg. §1.409A-1(h).”
     3. Use of Automobile. Section 3.8 of the Agreement is replaced in its entirety with the following sentence: “Employee shall be eligible to participate in the company car program in the same form as available to other Executive Officers.”
     Except as hereby amended, the Employment Agreement shall remain in full force and effect.

THE GREENBRIER COMPANIES, INC.
By:	/s/ Maren Malik
Title:	Vice president Administration

/s/ Mark J. Rittenbaum
Mark J. Rittenbaum